EXHIBIT 99.2

Company Profile	June 2005

1360 Post Oak Blvd., Suite 2100 • Houston, TX 77056
713–629–7600 • www.quantaservices.com

Quanta Services, Inc.
(NYSE: PWR)

The Power of One
Leading Provider of Specialty Contracting Services

Overview & Key Points

•	As one of the largest specialty infrastructure contractors in the U.S., Quanta is well positioned to capitalize on: the urgent need for the nation’s power grid to be expanded, upgraded and maintained, on new telecommunications initiatives and also on increasing infrastructure outsourcing trends.

•	Demand for electricity is expected to increase by more than 20%[1] over the next decade and utilities have made less than adequate investment in the nation’s power grid during the past few years. Quanta estimates that it will cost $100 billion to $200 billion over the next 10 to 15 years to expand, upgrade and maintain the nation’s power grid to meet current and future electricity demand.

•	Quanta saw increased activity in the telecommunications industry in the second half of 2004 and into 2005 that reinforces its belief that spending is returning to certain pockets of the telecommunications industry – particularly from fiber to the premise (FTTP) and fiber to the node (FTTN) initiatives.

•	Quanta’s customers are focused on optimizing operations, reducing costs and improving efficiencies in increasingly competitive markets. To that end, the industries Quanta serves continue to outsource the installation and maintenance of their networks to companies like Quanta to

[1]	Platts Research

(In Thousands, Except Per Share & % Data)

Price (May 27, 2005)	$9.05
52 Week High/Low	$9.45 / $5.09
Avg. Daily Trading Volume (3 Mo.)	677.3
Shares Outstanding (As of May 2, 2005)	117,687
Equity Market Cap.	$1,065,066

Cash & Equivalents	$254,002
Long-Term Debt	$16,699
Convertible Sub. Notes	$442,500
Enterprise Value	$1,270,263

Long-Term Debt / Equity	2.5%
LT Debt & Convt. Notes / Equity	69.6%
LT Debt & Convt. Notes / Total Cap.	41.0%
Net LT Debt & Convt. Notes / Total Cap.	18.3%

Balance sheet data as of March 31, 2005

provide cost effective turnkey network infrastructure solutions across a wide geographic area.

•	During the past three years, facing the most challenging operating environment in thirty years, Quanta has successfully focused on reducing costs, operating its business more efficiently, and maintaining a healthy balance sheet.

Founded in August 1997, with its IPO in February 1998, Quanta is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, cable television, and specialty services industries. Quanta provides design, installation, repair, maintenance and emergency response services that enable its customers to reduce costs, increase operating efficiencies and network performance, and provide the best possible service to their customers.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 1
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta Services, Inc. – Summary Financial Data

Summary Income Statement
(In Thousands, Except Per Share Data)

			(Unaudited)
	2003	2004	1Q05
Revenues	$1,642,853	$1,626,510	$372,505
Cost of Services	1,442,958	1,445,119	336,413

Gross Profit	199,895	181,391	36,092

SG&A	158,329	171,537	42,462
Bad Debt	19,890	—	—
Goodwill Impairment	6,452	—	—

Income (Loss) from Operations	15,224	9,854	(6,370)

Interest Expense	(31,822)	(25,067)	(6,018)
Loss on Early Extinguishment on Debt	(35,055)	—	—
Other, Net	(1,416)	2,568	1,684

Loss before Income Tax Benefit	(53,069)	(12,645)	(10,704)

Benefit for Income Taxes	(18,080)	(3,451)	(5,576)

Net Loss	(34,989)	(9,194)	(5,128)

Dividends on Pref. Stock, Net of Forfeitures	(2,109)	—	—

Net Loss to Common Stock	($32,880)	($9,194)	($5,128)

Basic & Diluted Loss Per Share	($0.30)	($0.08)	($0.04)

Basic & Diluted Shares	110,906	114,441	115,229

Margin Analysis
(As a Percentage of Revenues)

			(Unaudited)
	2003	2004	1Q05
Gross Margin (including depreciation expense)	12.2%	11.2%	9.7%
SG&A	9.6%	10.6%	11.4%
Income (Loss) from Operations	0.9%	0.6%	(1.7)%
Loss before Income Tax Benefit	(3.2)%	(0.8)%	(2.9)%
Loss before Dividends to Preferred	(2.1)%	(0.6)%	(1.4)%
Loss to Common Stock	(2.0)%	(0.6)%	(1.4)%

Selected Historical Balance Sheet Data & Ratios
(In Thousands, Except Ratios)

			(Unaudited)
	2003	2004	1Q05
Cash & Cash Equivalents	$179,626	$265,560	$254,002
Total Current Assets	676,093	700,036	686,867

Property & Equipment, Net	341,542	314,983	312,352
Goodwill & Other Intangibles, Net	388,882	388,620	388,554
Total Assets	1,466,435	1,459,997	1,444,732

Total Current Liabilities	199,390	221,058	223,059
Long-Term Debt, Net	58,051	21,863	11,336
Convertible Subordinated Notes	442,500	442,500	442,500
Total Liabilities	803,303	796,750	784,740
Stockholders’ Equity	663,132	663,247	659,992
Total Liabilities & Stockholders’ Equity	$1,466,435	$1,459,997	$1,444,732

Current Ratio	3.4	3.2	3.1
Long-Term Debt / Stockholders’ Equity	9.5%	4.2%	2.5%
Total Debt / Capitalization	43.3%	41.5%	41.0%

Selected Historical Statement of Cash Flows Data
(In Thousands)

			(Unaudited)
	2003	2004	1Q05
Net Cash Provided by Operating Activities	$117,183	$144,080	$9,964
Capital Expenditures	35,943	38,971	12,220
Free Cash Flow	$81,240	$105,109	($2,256)

Historical Stock Data

	2003	2004	YTD*
High	$9.87	$9.52	$9.45
Low	$2.80	$4.83	$7.18
Avg. Daily Volume	675,749	750,916	640,413

*	As of May 27, 2005

Revenue by Customer Type — 1Q05

Hostorical Backlog Data* (In Billions) — At End of Period

*	Backlog is defined as the amount of work expected to be completed over the next 12 months, including estimates of work under long-term maintenance contracts and new contractual agreements on work that has not yet begun.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 2
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

This document is being published by Quanta Services in continuation of the Company’s goal to provide more disclosure and transparency to the investment community regarding Quanta’s operations, strategies, industry dynamics and conditions, etc. Quanta Services intends to take greater responsibility for and a proactive role in communicating with the investment community and in providing greater operating and financial transparency.

Executive Summary & Selected Highlights

Founded in August 1997, with its IPO in February 1998, Quanta Services is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, cable television and other industries. Quanta was created to respond to the increasing need for the outsourcing of infrastructure services. That is, Quanta’s current and future customers are expecting — as they grow their businesses through mergers and increased outsourcing — specialty contractors to increase the scope of their service capabilities and geographic reach. Through its operating units located throughout the U.S., Quanta provides design, installation, repair, maintenance and emergency response services that enable its customers to reduce costs, increase operating efficiencies and improve network performance.

The August 2003 power blackout, the largest in North America’s history, brought to the forefront what the power industry has known for years: the nation’s power grid is old, overloaded, and needs significant upgrades and maintenance to serve the country’s current and future power needs. Quanta estimates that it will cost between $100 billion and $200 billion to upgrade and maintain the country’s transmission and distribution (T&D) system adequately over the next ten to fifteen years. According to Platts, a leading energy news, research and consulting company, before the August 2003 blackout there were $27.5 billion worth of T&D projects to begin in 2004 and be completed by 2008. The discrepancy between the $27.5 billion earmarked before the blackout versus the $100 billion the Electric Power Research Industry estimates it would cost to fix the system illustrates the magnitude of the underinvestment by the electric utility industry in its T&D infrastructure over the years.

Quanta and the industries it serves are emerging from the most difficult operating conditions in thirty years due to challenging economic and capital markets conditions and the collapse of the telecommunications industry. Though the Company believes that normal operating conditions may not return for some time, Quanta’s utility customers have improved their balance sheets over the last 18 months and conditions in the telecommunications industry have stabilized. As operating conditions return to normal and growth opportunities return, there are several major trends that could generate long-term organic revenue growth opportunities of approximately 15% annually:

•	New awareness of transmission and distribution network upgrade needs and new telecommunications network upgrade initiatives

•	Customers focusing on their core business, which increases the value of Quanta’s end-to-end services

•	Increased outsourcing of infrastructure services

Faced with extremely difficult operating conditions for the last three years, Quanta has focused on its operations and on maintaining a healthy financial position. Quanta has seen all of its end-markets experience increased stability over the past several quarters. As Quanta’s customers’ financial health has improved, these customers are beginning to increase investment in their infrastructure networks. Quanta expects to achieve increases in profitability through the course of the year so long as industry conditions remain stable. With $254 million of cash on its balance sheet as of March 31, 2005, Quanta believes it is well positioned, both financially and operationally, to successfully operate in the current environment and to capitalize on future growth opportunities.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 3
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Table of Contents

(Noteworthy new or updated information in this edition versus the previous edition in bold)

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 4
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta Services Company Overview

Founded in August 1997, with its IPO in February 1998, Quanta Services is a leading national provider of specialty contracting solutions to the electric power, natural gas, telecommunications, cable television, and specialty services industries. Through its operating units located throughout the U.S., Quanta provides design, installation, repair, maintenance and emergency response services that enable Quanta’s customers to reduce costs, increase operating efficiencies and improve network performance. The Company also provides a variety of specialty services such as inside electrical wiring; intelligent traffic networks; cable and control systems for light rail lines, airports and highways; and specialty rock trenching, directional boring and road milling for industrial and commercial customers.

Quanta was created to respond to the increasing need for outsourced infrastructure services. Quanta’s customers are expecting specialty contractors to increase the scope of their service capabilities and geographic reach as they grow their businesses through mergers and increased outsourcing. Such requirements are a tall order for the average private specialty contractor, so in February 1998, Quanta went public to obtain additional capital to pursue a strategy of “smart growth” consolidation coupled with organic growth, driven by the growth in infrastructure services outsourcing trends and increased customer demands.

After its IPO, Quanta selectively acquired approximately 85 specialty contractors over several years to increase the scope of its services, expand its geographic reach and diversity, and enhance its future growth opportunities. Though initially focused on the electric utility industry, Quanta expanded into the telecommunications and cable television infrastructure services industries as its core utility customers began expanding into those unregulated sectors and turned to Quanta to perform simultaneous electrical, telecommunications and cable television related projects.

With the challenges in the telecommunications and cable television sectors, Quanta’s utility customers largely have ceased pursuing telecommunications and cable television initiatives and have refocused on the electric and gas utility side of their businesses. To meet the ever-changing needs of its core customers, Quanta has reorganized its operations to focus on two primary client bases: Electric Power/Natural Gas and Telecommunications/Cable Television.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 5
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Major Market Trends & Outsourcing Thesis

•	Heightened Awareness of Network Upgrade Needs

•	Customers Focusing on Core Business; Value of End-to-End Solutions

•	Increased Outsourcing of Infrastructure Services

Heightened Awareness of Network Upgrade Needs

Due to challenging operating and capital market conditions and the collapse of the telecommunications industry, many service providers in the industries Quanta serves have not adequately invested in their networks. This has been a problem in the electric utility industry for many years, which was highlighted during the August 2003 power blackout. The collapse of the telecommunications industry resulted in nearly all telecommunications companies significantly reducing network maintenance and expansion plans for several years. This has created pent-up demand for general network maintenance as well as for new network development to handle demand and competition for new communications and entertainment services.

August 2003 Blackout Highlighted Need for Transmission & Distribution (T&D) Network Upgrade & Maintenance

For many years the electric power industry has not invested enough in its T&D networks to keep pace with electricity demand. Though a while back, the August 14, 2003 power blackout – the largest power blackout in North America’s history – highlighted the significant need for T&D network upgrade and maintenance. The statistics regarding the impact of the blackout are staggering:

•	Eight states and one Canadian province, home to approximately 50 million people, were affected.

•	Twenty-two U.S. and Canadian nuclear plants were shut down.

•	Ten major airports were shut down, canceling 700 flights nationwide.

•	The Cleveland National Guard distributed 7,600 gallons of drinking water after the city’s four main pumping stations failed.

•	Approximately 350,000 people were on New York City subways when the power went out; 19 trains were in underwater tunnels.

•	Various estimates put the cost of the outage between $6 billion and $8 billion.

Source: Time Magazine & Platts Power Magazine

Due to the number of people impacted by the catastrophic failure of the country’s power grid, the event increased the nation’s awareness of what has been known in the power industry for many years: the nation’s electrical grid is old, overloaded, and needs significant maintenance and expansion to handle the country’s current and growing power needs. Despite previous power blackouts since the 1960s that left tens of millions of people in the dark, expansion and maintenance of the grid has fallen short. As the country’s population has grown and technology has become a larger part of everyday life, generating

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 6
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

capacity has increased nearly eight fold over the past ten years2 while demand for electricity has grown over 20%3. However, transmission capacity over the last ten years has fallen by approximately 16% and is expected to decline by approximately 7% from 2003 to 20084.

The August 2003 blackout caught the attention of the media, the general population, the politicians, and the electric utility industry, and discussions are ongoing to find solutions to remedy the problem. For example, the Electric Power Research Institute began a public education campaign to raise some $100 billion from investors, governments and consumers to upgrade the nation’s power grid.

The August 2003 blackout was the worst in the nation’s history, but it was not the first major blackout impacting North America, and unfortunately, may not be the last. The accompanying table lists examples of other major bulk electric system power outages that have hit North America. Note that this list excludes many past power outage events that also impacted many people, such as the rolling blackouts experienced in California during 2000 and 2001.

Each year there are smaller power outages that occur throughout North America that do not get significant media attention, but are more frequent than one would expect. The dots in the chart to the right represent individual outages in North America between 1984 and 1997. Though the data is a bit dated, it remains an accurate illustration and the number of system outages per year and the number of customers impacted has probably increased since 1997 due to lack of T&D investment.

Examples of Major Bulk Electric System Power Outages

	States/Provinces	Customers
Date	Affected	Affected	Duration

11/9/1965	NY, CT, MA, RI, northern PA, northeast NJ, and Ontario, Canada	30 million people; over 20,000 MW of demand	Up to 13 hours

7/13/1977	New York City	9 million people; 6,000 MW of demand	Up to 26 hours

12/22/1982	West coats of US	+5 million people: over 12,350 MW of demand	NA

7/2/1996	AZ, CA, CO, ID, MT, NB, NV, NM OR, SD, TX, UT, WA,& WY in the US; Alberta & British Columbia in Canada; Baja California Norte in Mexico	2 million (10% of customers in the Western Interconnection); 11,850 MW of demand	From a few mins. to several hours

8/10/1996	AZ, CA, CO, ID, MT, NB, NV, NM, OR, SD, TX, UT, WA, & WY in the US; Alberta & British Columbia in Canada; Baja California Norte in Mexico	7.5 million people; 28,000 MW of demand shed by underfrequency load-shedding relays	Up to 9 hours

6/25/1998	MN, MT, ND, SD, & WI in the US; Ontario, Manitoba & Saskatchewan in Canada	152,000 customers; 950 MW of demand	19 hours

8/14/2003*	CT, MA, NY, VT, NJ, PA, OH, MI in the US; Ontario Provence in Canada	Approximately 50 million people 61,800 MW of electric load	Up to two days in some areas

Source: North American Electric Liability Counsel & US-Canada Power System Outage Task Force

* Source: US-Canada Power System Outage Task Force: Causes of the August 14th Blackout

North American Power System Outages, 1984-1997

Source: Adapted from John Doyle, California Institute of Technology, “Complexity and Robustness,” 1999. Data from NERC.

[2]	Cambridge Energy Research Associates

[3]	Energy Information Administration’s “Early Release of the Annual Energy Outlook 2004”.

[4]	“Expanding U.S. Transmission Capacity”, Eric Hirst, Ph.D., August 2000.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 7
NYSE: PWR

Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Telecommunications Network Maintenance & Upgrade Needs

The collapse of the telecommunications industry from 2001 to 2003 was the most severe shock to the industry in its history — many telecommunications companies filed for bankruptcy protection or shut down. Surviving companies significantly reduced capital expenditures and network investment to focus on cash generation and debt reduction. As a result, telecommunications networks have not been properly maintained over the last few years and network expansion has been minimal.

Telecommunications industry spending stabilized in 2004 and in the latter half of 2004 several significant new telecommunications initiatives were announced that require significant network expansion and upgrades. These new initiatives involve bringing fiber optic cable much closer to the end user: fiber to the premise (FTTP) and fiber to the node (FTTN). Such initiatives have been announced by Verizon and SBC Communications and municipalities have also become active in FTTx initiatives. These projects will increase telecommunications network spending by billions of dollars over the next five to ten years and should create favorable demand for the network installation and maintenance services Quanta provides.

Customers Focusing on Core Business; Value of End-to-End Solutions

All of the industries Quanta serves are facing very competitive environments. With challenging economic and capital market conditions over the last few years, many companies in the electric and gas utility, telecommunications, and cable television industries have refocused their human and financial assets on core operations, operating efficiencies and prudent capital investment in their networks. The absolute dollar amount of network capital expenditures by Quanta’s customers has declined over the past few years. However, conditions generally have stabilized and Quanta’s customers will need to begin investing in the development and maintenance of their networks once again.

One way for Quanta’s customers to focus on core operations, operating efficiencies and prudent capital investment is to outsource non-revenue-generating functions, such as network infrastructure development and maintenance. Small owner-operated contractors are not as well positioned as Quanta to serve the broad range of needs that many utilities, telecommunications, and cable television companies request. Further, service providers are reducing the number of vendors they deal with to reduce paperwork, bidding and vendor management costs, and time. Increasingly, the industries Quanta serves are looking for companies like Quanta that are able to provide a wide array of network infrastructure services on a national basis — on time and on budget.

Increased Outsourcing of Infrastructure Services

Challenging economic and capital market conditions, stiff competition amongst their peers, focus on efficiencies, and the need to enhance and maintain the lifeblood of their business – their networks – are causing companies in the electric and gas utility, telecommunications, and cable television industries to increase the amount of network infrastructure work they outsource to specialty contractors like Quanta Services.

Quanta estimates that annual infrastructure spending in the primary industries Quanta serves is approximately $30 — $40 billion. Quanta further estimates that the electric power industry typically outsources approximately 30%-40% of its infrastructure work to specialty contractors, telecommunications typically outsources approximately 50%-60% of its infrastructure work, and cable television typically outsources approximately 70% — 80% of its infrastructure work to specialty contractors. As economic, capital market, and operating conditions improve for Quanta’s customers and

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 8
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

they return to more normalized levels of investment in their networks, Quanta’s annual addressable market opportunity and the amount of work that is outsourced should grow.

In addition to service providers outsourcing elements of their network installation and maintenance activities, Quanta believes there is significant opportunity in its customers completely outsourcing the operation and maintenance of their network infrastructure (utilities, telecommunications and cable television companies alike). In fact, Quanta is the only specialty contractor to successfully develop and implement a complete infrastructure outsourcing program with an electric utility.

Utilities Responded to Cost Pressures by Trimming Headcount...

...however, the “easy” solutions have been exhausted. Outsourcing is a natural choice for executives looking to replenish depleted skills and improve service levels.

Puget Sound Energy was one of the first utilities to announce that it would progressively outsource 100% of its infrastructure operations and maintenance functions. Puget Sound Energy considered twelve different companies for this vital task and chose Quanta for both electric and gas infrastructure outsourcing initiatives. Today, Quanta is managing all electric and gas construction for new residences and businesses in Puget Sound’s Washington service area, as well as managing all related inventory and materials. Productive work hours have increased by at least one hour per day, a 30% cost savings over historical numbers is projected, and service levels continue to improve. Puget Sound Energy and Quanta forged new ground with this outsourcing model and in 4Q04 Quanta negotiated a two-year extension to its outsourcing agreement with Puget Sound Energy. As it has proven successful, more and more companies are seriously examining a complete outsourcing model.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 9
NYSE: PWR

Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Massive Need for Transmission & Distribution Upgrades & Maintenance

The August 2003 power blackout, the largest in North America’s history, brought to the forefront what the power industry has known for years: the nation’s power grid is old, overloaded, and needs significant upgrades and maintenance to serve the country’s current and future power needs. With a now concerned public and 50 million angry northeastern constituents, politicians began taking the grid’s most spectacular failure seriously and are engaging in discussions toward clarifying the regulatory uncertainty so that electric utilities will have the economic incentive to and be able to attract capital investment for upgrading and maintaining the nation’s power grid.

Source: Platts Research

The challenge the industry faces is not one of a shortage of electricity and generating capacity, but capacity strains and bottlenecks for transmitting and distributing the electricity to the end user. The map above depicts the nation’s major transmission lines and identifies key capacity constraints. As indicated, there are a troubling number of key transmission capacity constraints. While demand for electricity has grown over 20% over the past decade, transmission capacity has fallen by approximately 16% and is expected to decline further by approximately 7% from 2003 to 20084.

% of Electricity Revenue Reinvested in
Transmission Construction

Quanta estimate that it will cost between $100 billion and $200 billion to significantly upgrade and

Source: MSN Money

US Generation Capacity Expansion

Source: Cambridge Energy Research Associates

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 10
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

maintain the country’s transmission and distribution (T&D) system over the next ten to fifteen years. According to Platts, before the August 2003 blackout there was $27.5 billion worth of T&D projects to begin in 2004 and be completed by 2008. The discrepancy between the amount of earmarked projects before the blackout versus the $100 billion investment the power industry is now trying to attract illustrates the magnitude of the electric power industry’s underinvestment in its T&D infrastructure over the years.

Prior to the August 2003 blackout, R.J. Rudden Associates estimated that bringing spending in line with forecast demand would require a 25% annual increase in transmission spending and a 50% annual increase in distribution spending.

The majority of the nation’s T&D infrastructure was built shortly after World War II, is over 50 years old in many cases, and is beyond its useful life. The table below illustrates the number of poles installed annually by a particular electric power utility. While the identity of the specific utility will remain concealed, the chart illustrates an investment pattern that is typical for the average US electric utility. The vast majority of the grid system was installed from 1945 to the late 1970’s. With these assets already past or rapidly approaching the end of their useful life, as depicted in the chart below, there is significant demand for pole repair and replacement going forward based on past T&D investment.

Electric utilities have underinvested in their T&D infrastructure for three primary reasons: (1) uncertainty regarding the final terms of the Federal Energy Regulatory Commission’s (FERC) standard market design proposal, (2) the inability to recover investment costs in T&D investment under state imposed rate freezes, and (3) balance sheet issues resulting from energy trading losses, telecommunications business investments, etc. Note that many of the state rate freezes began to expire in 2003 and pressure will mount on utilities to invest in their T&D infrastructure.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 11
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

It is troubling that investment in T&D infrastructure has declined over the years while demand for electricity has meaningfully increased. Coupled with the fact that much of the nation’s T&D infrastructure is 50 years old, it is apparent that the power industry is increasingly relying on aging assets. This is a recipe for significant future problems as power demand increases on an aged and overloaded grid.

The accompanying table depicts adjusted historical utility T&D expenditures to year 2000 dollars and assumes that T&D assets have a 40 year useful life. The data suggests (1) capital spending has not been enough to replace old transmission assets and (2) distribution has not earmarked enough spending to replace aging distribution assets in the future.

As the charts and data show, utility investment in the expansion and maintenance of T&D assets has lagged what is needed. Further, there is significant pending demand for the replacement and repair of poles that were installed 50 years ago.

Deflated T&D Expenditures in Year 2000 Dollars
($ in Billions)

	1985-1989	1990-1994	1995-1999	2000-2004

Transmission

Spending in Period	14.5	16.2	13.2	16.2
Replacement Spending Required	12.2	19.1	21.9	21.4
Net New Spending (Deficiency)	2.3	(2.9)	(8.7)	(5.2)

Distribution

Spending in Period	53.8	56.6	49.1	33.5
Replacement Spending Required	37.0	45.6	49.1	46.8
Net New Spending (Deficiency)	16.8	11.0	0.0	(13.3)

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 12
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Expanding and improving current T&D assets to meet current and future power demand is a daunting task. Further complicating the issue, the demand for electricity is expected to continue to grow at a healthy rate for the next few decades as (1) the country’s population expands and (2) we become increasingly dependent on technology, which requires power.

The map below illustrates the estimated demand for electricity by state in the US from 2003 to 2014. It is estimated that overall electricity demand in the US will grow in excess of 20% over this period. Areas such as California and the northeastern US are expected to have 40%-55% increases in electricity demand over the period; note both are areas that have had major blackouts and brownouts in the past few years.

The electric utility industry finds itself in the position of playing catch-up from underinvestment, needing to replace and repair a significant amount of its legacy distribution network, and properly plan for future electricity demand. While the August 2003 blackout has caught the attention of utilities and politicians, it is too early to determine if it will result in real efforts to fix the grid. To the extent that this wake up call is heeded, it may take twelve months or more before hurdles are crossed and serious T&D investment begins. However, as one of the largest specialty electrical infrastructure contractor in the country, Quanta is well positioned to meet the needs of its customers and to harvest the fruits of future increases in T&D network investment by the electric utility industry.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 13
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta Services Operations Overview

In 1Q05, revenues generated by customers in the electric power and natural gas industries accounted for approximately 66% of revenue, telecommunications and cable television for approximately 15% and ancillary for approximately 19%. For the year 2004, revenues generated by customers in the electric power and natural gas industries accounted for approximately 65% of revenue, telecommunications and cable television for approximately 17% and ancillary for approximately 18%. For the year 2003, revenues generated by customers in the electric power and natural gas industries accounted for approximately 60% of revenue, telecommunications and cable television for approximately 22% and ancillary for approximately 18%.

Quanta estimates that the combined historical average market opportunity for infrastructure spending is approximately $30 — $40 billion annually. Of that, Quanta estimates that the six largest public and private specialty contractors serving these combined industries only account for 15% or less of the market. Quanta estimates that it commands the largest portion of this estimated 15% share, but that it is less than 5% of the total addressable market. The balance of the market is served by smaller, typically private companies. With its greater scope of services, greater financial and organizational resources, and superior work force, Quanta believes it has significant opportunities to increase its market share over time. Quanta estimates that approximately 30%-40% of electric and gas infrastructure work is typically outsourced, 50%-60% of telecommunications infrastructure work is outsourced, and 70%-80% of cable television infrastructure work is outsourced currently.

As the accompanying charts depict, the percentage of revenues Quanta derived from the telecommunications and cable television industries in 2004 declined versus the year 2001. This is primarily due to the historic collapse of the telecommunications market and a challenging operating environment in the cable television market. As a result, nearly all of Quanta’s telecommunications and cable television customers experienced operating and financial challenges for several years, and a number of Quanta’s telecommunications and cable television customers have filed for bankruptcy. As a result, capital expenditures and overall network investment by the telecommunications and cable television sectors have declined significantly versus levels in the late 1990s and early 2000, and also relative to normal historical levels.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 14
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta believes the historic downturn of the telecommunications industry has passed and that the industry has stabilized. Further, there are several telecommunications initiatives currently in discussion and underway by several government organizations, wire line carriers and wireless carriers that could provide Quanta with pockets of opportunity for its telecommunications group in the future. However, Quanta currently does not believe these opportunities are indicative of an overall return to historical network investment levels by the telecommunications industry as a whole.

With the stabilization of several of Quanta’s markets, the Company has begun to see gross margins generally stabilize as well. While operating conditions are still abnormal and many challenges remain, Quanta is also beginning to see some opportunity for margins to improve slightly, but they are not expected to return to historical levels in the near term. To the extent that Quanta’s primary markets remain stable or begin to improve, margins could gradually continue to improve.

Quanta is unique from its competitors because it has always had a diversified network infrastructure service offering for its customers and a diversified customer base. Thus, Quanta is not overly reliant on a given industry or client for business. For 1Q05, Quanta’s largest customer accounted for 6.5% of revenues. For 1Q05, Quanta’s top ten and top twenty customers accounted for approximately 37% and 53% of revenues, respectively. This diverse customer base reduces Quanta’s reliance on any one customer in a given period and is one reason why the Company was able to remain financially healthy through the tumultuous telecommunications downturn over the past few years.

Quanta has low customer concentration...

	For Most Recent Quarter
	Largest	Top 5	Top 10	Top 20
	Customer	Customers	Customers	Customers

Dycom Industries*	25%	64%	+75%	NA
MasTec	29%	58%	67%	NA
InfraSource	20%	NA	45%	NA
Quanta Services	7%	24%	37%	53%

*	For quarter ending 1/05

... and a high quality, diversified customer base

Quanta’s Top 20 Customers for the Quarter Ending 3/31/05

1	Southern California Edison

2	Puget Sound Energy

3	San Diego Gas & Electric

4	CenterPoint Energy

5	American Electric Power

6	Verizon

7	Entergy Services

8	Aquila

9	Intermountain Rural Electric

10	Georgia Power

11	West Star

12	Pacific Gas & Electric

13	Ericsson

14	Xcel Energy

15	Alabama Power

16	Alltel

17	Florida Power & Light

18	MidAmerican Energy

19	SBC Communications

20	California State DGS

Quanta’s backlog at the end of 1Q05 was approximately $1.163 billion, which is the amount of work expected to be completed over the next 12 months, including estimates of work under long-term maintenance contracts and new contractual agreements on work that has not yet begun. Quanta’s backlog at the end of 1Q05 of $1.163 billion was up from 1Q04 backlog of $1.032 billion, and up versus 4Q04 backlog of $1.070 billion. Approximately one third of Quanta’s revenues are typically derived from strategic alliances the Company has with various customers, engineering firms, manufacturers, distributors, and others.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 15
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

It is important to understand that Quanta’s business is typically influenced by seasonal factors. These factors include influences due to weather, capital expenditure spending patterns, bidding seasons, and holidays. Typically, the first quarter of the year is the slowest for Quanta, since weather is typically cold, snowy, or wet, and the bidding season for projects to commence throughout the year is just beginning. The second quarter is typically better than the first, as some projects begin, but cold and wet weather can often impact second quarter productivity. The third quarter is typically the best of the year, as projects are in full swing and weather is typically accommodating to work on projects. The fourth quarter of the year is typically not as good as the third, but a bit better than the second. Projects begin to complete in the fourth quarter, things tend to slow due to the holiday season, and weather can sometimes impact work. However, the fourth quarter can remain robust if some of Quanta’s customers have not yet finished spending their budget, and they race to spend their remaining funds. The Company would note that it has not experienced these normal seasonal patterns for the last few years due to the meltdown in the telecommunications industry, slowing on the cable television side of the business, and starts and stops from the utility sector as they have dealt with challenging economic and capital market conditions.

Electric Utility Infrastructure Services

Quanta performs a complete range of specialty contracting installation, maintenance and repair services for the electric utility industry. Types of electric utility customers include investor-owned utilities (IOUs), independent power producers (IPPs), rural electric associations (REAs) and federal, state and municipal agencies.

As the largest specialty electric power contractor in the US, Quanta has some of the most experienced contractors and employees in the industry. In fact, many of the companies that are now part of Quanta contributed to the original build-out of the national transmission and distribution system over 70 years ago.

Quanta has the ability to handle any electrical infrastructure need for its customers. From project-based engineering and construction of a multi-state, several hundred mile, high voltage transmission line and substation system to complex underground distribution networks, Quanta can handle every size and scope of power project. In fact, there are more than 200,000 miles of overhead electrical lines and thousands of miles of underground electrical cable that have been built and/or are maintained by Quanta Services.

Some of Quanta’s power infrastructure services capabilities include:

•	Design-build or engineer-procure-construct (EPC) services

•	Construction and maintenance of transmission lines from 69kV to 765 kV

•	Installation and maintenance of all kinds of distribution facilities

•	Substation engineering and construction

•	Energized installation, maintenance and upgrades utilizing proprietary robotic arm, barehand and hotstick methods

•	Emergency power restoration

•	Power and control cable pulling, splicing, terminating and testing

•	Joint electric, gas and telecommunications installations, and much more

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 16
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Energized Services

One of Quanta’s significant competitive advantages on the power side is its unmatched expertise and capabilities in the field of energized services. Quanta’s Energized Services and techniques enable Quanta to perform a wide variety of installation, maintenance, rebuild and repair services to almost all parts of an electric network while the network remains energized, without service interruption. Unique to Quanta’s specialty electrical service offering is its exclusive, patented LineMasterTM Robotic Arm. Quanta owns the US rights and the exclusive right to use the LineMaster Robotic Arm for more than the next 10 years. The LineMaster Robotic Arm is used in the construction, maintenance, repair, and improvement of energized T&D lines and substation facilities, and can reduce project completion times by more than 50% versus traditional methods. The telescoping robotic arm temporarily supports live power lines to allow repair or replacement of transmission poles, cross-arms, insulators, etc., while maintaining an energized connection. Importantly, this capability prevents Quanta’s customers from having to shut down a portion of the power grid to allow work to be done, eliminating downtime costs and angry consumers.

Hotstick & Barehand – Hotstick and barehand techniques also enable crews to work on lines without interrupting the customer’s power supply. Quanta uses hotsticks to move conductors, install fuses, and open and close switches. For more intricate repairs, Quanta’s crews use barehand techniques in which live-line workers wear specially designed protective gear that enables them to work at the same electrical potential as the line. Quanta’s employees performing energized services are hand-selected, experienced journeymen, each of whom have completed more than 120 hours of specialized barehand training and annual, recurrent training to be “energized certified”.

Barehand crews can safely handle and efficiently repair live lines up to 765kV. On one project, Quanta used barehand techniques to repair a nuclear plant’s 345kV substation switches in one day without shutting down the reactor. This saved the utility an estimated $10 million – the cost associated with shutting down the reactor, making repairs, returning it to operation and making spot market power purchases during the down time.

Coupling the LineMasterTM Robotic Arm technology with Quanta’s barehand and hotstick methods provides a complete energized solution that increases efficiency, reliability, levelization, and safety.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 17
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Energized Services Case Study

Kansas City Power & Light (KCP&L) was experiencing transmission congestion on its LaCygne-Stilwell Line, representing a major bottleneck for members and customers of the Southwest Power Pool (SPP) who rely on the line for service. Since the line was vital to the service needs of KCP&L and the SPP, taking the line out of service for any extended period of time for upgrades would have proved extremely disruptive in the form of lost revenue, power outages, and angry customers.

Since the line was built in 1972, KCP&L had done a number of system augmentations including substation enhancements at either end of the line as well as installing monitoring equipment that provided incremental capacity as power demand grew over the years. However, as KCP&L looked for additional capacity enhancements for the line, it became clear that KCP&L would have to rebuild or upgrade the line to truly solve its capacity problem.

The advent of a high-temperature conductor, or ACSS (aluminum conductor steel supported), meant that the ACSS could carry twice the load of the conductors KCP&L was using on the line, and that if the 345-kV line could be reconductored with the ACSS, KCP&L could use the existing H-frames supporting the line. If this were able to be done while the line remained energized, the line’s capacity problem would be solved and customers would not experience any service disruption.

Because of Quanta’s unmatched expertise in energized services, proprietary tools and work methods, KCP&L approached Quanta to work toward a rebuild solution on the LaCygne-Stillwell Line. Quanta worked with KCP&L and developed a plan predicated on reconductoring the line while energized. At that time, Quanta had worked on many energized projects for KCP&L, but none of this magnitude.

To do the job, Quanta used the Equal Potential Stringing Method, which isolated the working area and the conductor being pulled, used proprietary processes, tools and equipment to solve complicated issues and completed the project – all while the line remained in service. The project ran smoothly and was completed a month ahead of schedule, a major accomplishment given the snow and mud experienced at the start of the project in February and spring rains and storms in May.

In summary, Quanta and KCP&L broke new ground with this project in solving transmission congestion problems and upgrading conductors in an energized state. The project was completed ahead of schedule in under five months and cost less than $8 million. Had the line been replaced using traditional installation methods, the project would have taken longer, required the line to be shut down for periods at a time, been significantly more costly, and been disruptive to customers.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 18
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Natural Gas & Pipeline Services

Like the electric power industry, the continued growth of the natural gas industry is expected to generate significant activity, including the development of new pipelines and expansion or upgrades of current systems. Natural gas consumption in the US is expected to rise significantly over the next two decades. It is estimated that the US needs 263,000 miles of distribution pipelines and another 38,000 miles of large diameter transmission pipelines. With the implementation of new legislative mandates requiring more structured and regular maintenance and monitoring of systems, there has been a sharp increase in demand for gas and pipeline services.

Quanta is involved in the assessment, development, maintenance, and expansion of natural gas pipelines. Quanta delivers a comprehensive set of solutions for the natural gas and pipeline industries, including surveying, designing, installing, maintaining, and repairing and testing for all systems and methods of transmitting natural gas. This includes transmission and distribution pipelines, gathering systems, compressor stations, and meter stations.

Quanta also provides services for:

•	Corrosion protection and rehabilitation

•	Permit and right-of-way acquisition

•	Directional drilling

•	Computer aided drafting

•	Material specifications and acquisition

Telecommunications Network Services

Quanta is equipped to provide a complete scope of services to the telecommunications industry for both wire line and wireless services and is well positioned to capitalize on the demand for services related to fiber to the premise (FTTP) and fiber to the node (FTTN) initiatives. Quanta’s telecommunications customers include incumbent local exchange carriers (ILECs), long-distance carriers, rural telecommunications providers, competitive local exchange carriers (CLECs), wireless carriers, and others. Quanta not only configures telecommunications networks, but also provides the services to design, install, operate, test and maintain them. Quanta has the capabilities to install and maintain fiber optic networks across the country, through mountains, valleys and prairies, to businesses, buildings and homes, telephones and modems. From route selection to positioning of the product, Quanta’s telecommunications network services group provides a turnkey solution.

➢	Outside Plant Services – Both overhead and underground:

•	Plant design, engineering and construction drawings

•	Right-of-way acquisition and permitting

•	Overhead and underground installation, maintenance and repair of fiber optic and copper cable

•	Cable splicing and testing

➢	Inside Plant Services – Starting with plant design, construction drawings and permitting, Quanta’s inside plant services encompass all elements of network integration. From riser installation to horizontal cabling, pathway construction and ongoing maintenance, including installation, cable splicing and materials procurement. Quanta’s inside plant services can serve single or multiple site

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 19
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
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Company Profile	June 2005

needs.

➢	Central Office – Quanta’s central office services cover complete engineering, furnish and install (EF&I) needs nationwide. Quanta installs equipment designed by the industry’s leading manufacturers. In fact, Quanta is certified to install the vast majority of the equipment telecommunications customers require.

➢	Wireless – From monopole erection to orientation and sweep testing, Quanta provides wireless clients with design, build, and maintenance services as well as data transmission, project management and all the permitting processes associated with construction. Quanta crews construct cellular, digital, PCS, microwave and other wireless telecommunications towers and mobile switching offices.

Cable Television Services

Quanta designs, installs, maintains and repairs entire residential and commercial cable television networks using both analog and digital technology. Quanta’s experience in the latest broadband, telephony, and data technologies, coupled with its inside and outside plant capabilities, enable Quanta to seamlessly handle all phases of a network’s lifespan – from design and installation to upgrade and maintenance projects. Likewise, Quanta’s ability to design and install all types of broadband cable industry systems – coaxial, fiber optic and hybrid systems – provides customers with a reliable resource for all potential needs. Quanta’s scope of services supports advanced technologies including frame relay, SONET, Dense Wave Division Multiplexing (DWDM), and MPEG. From DSL, ADSL and HDSL to video-on-demand, voice over IP or a full headend facility, Quanta can do it all.

Quanta’s cable network services include:

•	System and plant engineering

•	Equipment installation, activation and testing

•	Inside wiring, splicing and testing

•	Permit and utility coordination

•	Site preparation including rock trenching, directional drilling and mass excavation

•	Rack installation, overhead and floor cable and fiber trays, and much more

Specialty Services

In addition to the comprehensive services previously described, Quanta provides a number of specialty services, many of which have applications and customers that span the electric and gas utility, telecommunications, and cable television industries. Quanta’s specialty services capabilities include:

•	Pipeline transfer and bulk storage facilities

•	Intelligent traffic networks including signals, controllers, message signs, and closed circuit monitoring

•	Light rail tower installation, specialty wiring and ground wires

•	Piping, tankage and control for airport fueling systems

•	Wind generation facilities

•	Rock trenching, directional drilling and road milling

•	Vegetation control and tree trimming, and more

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 20
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Understanding Margins

It is important to understand how various factors - some controllable, some not - impact Quanta’s gross margins on a quarterly or annual basis.

•	Seasonal & Geographical: Seasonal patterns can have a significant impact on gross margins. Generally, business is slower in the winter months versus the warmer parts of the year. This can be offset somewhat by increased demand for electrical service and repair work from severe weather. In addition, the mix of business conducted in different parts of the country will affect margins; some parts of the country command higher gross margins than others.

•	Weather: Adverse or favorable weather conditions can impact gross margins in a given period. For example, in the first quarter of 2004, parts of the country experienced record snow or rain fall that negatively impacted Quanta’s revenue and gross margin. In many cases projects were delayed or had to be temporarily placed on hold. Conversely, in periods where weather remains dry and temperatures are accommodating, more work can be done, sometimes with less cost, which would have a favorable impact in gross margin. In some cases, as in the second half of 2004, strong storms or hurricanes can provide Quanta with high margin emergency service restoration work, which has a positive impact on margins.

•	Revenue Mix: The mix of revenue derived from the electric versus telecommunications versus cable television versus other industries will impact gross margins. Historically, cable television work has commanded the highest gross margins, followed by telecommunications, and then electric. However, with overcapacity and other challenges impacting the telecommunications and cable television industries and the significant need for T&D work by electric utilities, in future periods electric utility gross margins could be higher than telecommunications and cable television gross margins .

•	Service and Maintenance versus Installation: In general, installation work has a higher gross margin than maintenance work. This is because installation work is often quoted as a lump sum bid, which entails higher risk versus maintenance type work. Quanta typically derives approximately 40% - 50% of its revenue from maintenance type work, which is performed under pre-established or negotiated prices or cost plus pricing arrangements. Thus, a higher portion of installation work in a given quarter may lead to a higher gross margin.

•	Subcontract Work: Work that has to be subcontracted out generally has lower gross margins. An increase in subcontract work in a given period may contribute to a decrease in gross margin. Quanta typically derives approximately 15% of its revenue from work that is subcontracted out to other contractors.

•	Materials versus Labor: In general, projects that have a higher labor component have a higher gross margin. Some projects require Quanta to supply all, or a portion of, the materials required to complete a project. This is typically at cost plus a mark-up. A given period with work that has a higher materials component may decrease overall gross margin.

•	Depreciation: Quanta includes depreciation in its cost-of-services line. This is common practice in its industry, but can make comparability to other companies difficult. This must be taken into consideration when comparing Quanta to other companies.

•	Insurance: Operating margins could be impacted by fluctuations in insurance accruals related to Quanta’s deductibles in the period in which such adjustments are made. As of March 31, 2005, Quanta had a deductible of $1,000,000 per occurrence related to employer’s and general liability and a deductible of $2,000,000 per occurrence for automobile liability and workers’ compensation insurance. Quanta also has a non-union employee related health care benefit plan that is subject to a deductible of $250,000 per claimant per year.

•	Selling, General and Administrative Expenses: Selling, general and administrative expenses consist primarily of compensation and related benefits to management, administrative salaries and benefits, marketing, office rent and utilities, communications, professional fees, bad debt expense, letter of credit fees and gains and losses on the sale of property and equipment.

Again, it is important to understand how various factors impact gross margin. Just because gross margin narrows in a quarter may not mean that Quanta is not managing its costs of services well.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 21
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta’s Growth Strategy – Steady Organic Growth Supplemented by Selected Acquisitions

As discussed, the past three years have been the most challenging and abnormal operating environments for Quanta and its peers in thirty years. No one could have predicted the severity and depth of the telecommunications industry’s collapse and challenging environment for cable television, leading to the significant reduction in network development and maintenance investment. The electric power industry, to a lesser extent, was impacted as well.

Throughout this period, Quanta transitioned from a company focused on growth to a company focused on managing its business in a tumultuous environment. Quanta has been successful in reducing its cost structure, streamlining and focusing on operations, and improving its balance sheet. Though the operating environment has not returned to normal or demonstrated a return to a growth trend, Quanta has positioned itself to operate successfully in the current environment and is well positioned to capitalize on growth opportunities as conditions improve.

In normal market conditions, Quanta enjoyed solid organic revenue growth in excess of 20%. Quanta believes that a sustainable long-term organic revenue growth rate for its business is approximately 10% to 15% in normal operating conditions. This growth will be driven by the need to invest in the expansion and maintenance of the nation’s power grid and continued development and maintenance of telecommunications and cable television networks as technology continues to develop new applications and services. It will also be driven by increased network infrastructure installation and maintenance outsourcing trends.

Since the founding of Quanta, the Company has augmented its organic growth with strategic acquisitions of top tier companies, enabling it to expand its service offering and geographic reach to better serve its customers. Quanta has not completed an acquisition since early 2002, but as business conditions return to normal, Quanta may elect to selectively and opportunistically pursue the acquisition of companies to continue to enhance its service offering and expand its geographic reach.

We would note that Quanta has not purchased start-up companies or turnarounds, instead focusing on companies with an average operating history of 20 to 30 years and with a record of operational excellence and profitability. Quanta has a disciplined acquisition approach that focuses on various financial, geographic, and management criteria including:

•	Solid historical and projected financial performance,

•	Internal rate of return, return on assets, and return on revenue benchmarks,

•	Management experience and reputation,

•	The composition and size of the candidate’s customer base,

•	The candidate’s impact on increasing or maintaining market share,

•	Operational synergies, and

•	Any liabilities, contingent or otherwise.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 22
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Recent Financial Results & Commentary

Quanta’s 1Q05 results generally came in at the high end or exceeded its previously disclosed 1Q05 financial outlook as a result of continued gradually improving operating and financial performance and increased stability in the end-markets Quanta serves. In 2004, Quanta focused on operations stabilization, maintaining strong customer relationships and strengthening its balance sheet to ensure its ability to serve its customers as their financial strength returns. The success of these initiatives will be measured through the balance of 2005, but Quanta’s 2004 performance and 1Q05 financial results indicate that progress is being made. Quanta believes 2005 will be a building year as the Company continues to see signs that its customers are gaining strength, that the economy has turned the corner and that Quanta’s long-term future is promising.

1Q05 financial results included the following highlights:

•	Revenues were $372.5 million versus previous estimates of $345-$360 million.

•	Gross margin increased to 9.7% in 1Q05 versus 7.5% in 1Q04.

•	Diluted loss per share was $0.04 versus previous diluted loss per share estimates of between $0.04 and $0.06.

•	Cash flow from operations for 1Q05 was $10.0 million. Cash flow from operations of $10.0 million less capital expenditures of $12.2 million yielded negative free cash flow of $2.2 million for 1Q05.

•	Backlog at March 31, 2005 was $1.163 billion, up from $1.070 billion at December 31, 2004 and up versus backlog at the same time last year of $1.032 billion.

Revenue for 1Q05 was $372.5 million versus 1Q04 revenue of $355.0 million. Revenues increased primarily due to higher revenues from its electric utility customers in 1Q05, which were partially offset by decreases in revenues from its telecommunications and cable TV and ancillary customers. As a result of increased transmission and distribution activity, Quanta’s electric power and gas operation achieved internal growth of 12% in 1Q05 over the same quarter last year, and currently has the highest level of backlog in the Company’s history.

Gross margin (including depreciation expense) in 1Q05 was 9.7%, a 220 basis point improvement versus 1Q04 gross margin of 7.5%. Quanta experienced higher margins generally across all of the industries it serves due to the improved financial condition of its customers.

Revenue Breakdown by Type of Customer

	First Quarter
	2004	2005
Electric & Gas Utilities	62%	66%
Telecom & Cable TV	17%	15%
Ancillary	21%	19%

G&A expenses decreased in 1Q05 to $42.5 million versus $43.5 million in 1Q04, primarily due to start-up costs in 1Q04 related to Quanta Government Solutions and lower legal fees in 1Q05, partially offset by costs related to a margin enhancement initiative the Company began in the latter half of 2004.

Quanta’s net loss attributable to common stock in 1Q05 was $5.1 million, or a loss of $0.04 per share, versus a net loss of $11.7 million, or $0.10 per diluted share, in 1Q04.

Cash flow from operations in 1Q05 was approximately $10.0 million. Cash flow from operations of $10.0 million less capital expenditures in the quarter of approximately $12.2 million generated negative free cash flow of approximately $2.2 million in 1Q05.

Quanta’s backlog at the end of 1Q05 was $1.163 billion, up from 4Q04 backlog of $1.070 billion, and up

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 23
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

versus 1Q04 backlog of $1.032 billion. For 1Q05, Quanta’s largest customer accounted for 6.5% of revenues. Quanta’s top 10 customers for the quarter accounted for 37% of revenues and top 20 customers accounted for 53% of revenues. At the end of 1Q05, Quanta’s employee count was 10,516 versus 10,820 at the end of 4Q04.

Quanta’s days sales outstanding (DSO), which includes current accounts receivable plus costs and estimated earnings in excess of billings on uncompleted contracts less billings in excess of costs and estimated earnings on uncompleted contracts, was 90 days at the end of 1Q05 versus 92 days at the end of 1Q04. DSOs tend to peak in the first quarter of a given year and decline over the balance of the year. Quanta’s believes its DSOs can continue to decrease slightly through the balance of the year.

Quanta identified several trends in the electric utility sector that make this an exciting time: (1) An energy bill that addresses some of the transmission line issues is getting closer to becoming a reality, (2) increased spending by many of its customers who have strengthened their balance sheets over the past several quarters and (3) increasing interest in outsourcing as a way to reduce costs or keep costs low.

In late April 2005, the House passed a comprehensive energy bill with a 249 to 183 vote. In addition to addressing the nation’s dependence on foreign sources of oil and the ability to drill in Alaska, the bill is aimed at improving the nation’s electric transmission capacity, reliability and promoting investment in the nation’s energy infrastructure. Specifically, the bill establishes a self-regulating reliability organization that will enforce mandatory reliability rules on all market participants, with oversight by the FERC.

As a result, Quanta expects utilities to evaluate the condition of their infrastructure more closely and act on much needed upgrades to meet the higher reliability standards. The bill also grants the FERC limited backstop citing authority for critical transmission projects if states do not act. The bill also designates the Department of Energy as the lead agency to help streamline the federal permitting process for transmission facilities. These two elements of the bill should contribute to a streamlined, smoother and shorter permitting process, which should make investment in the nation’s transmission system more attractive.

Lastly, the bill modifies a longstanding barrier to effective competition by repealing the Public Utility Holding Company Act (PUHCA). The repeal of PUHCA will bring new players into the industry’s investment landscape. These non-utility investors will focus solely on driving costs down, while enabling the utility to focus on their core competencies. Quanta believes there may be increased interest in outsourcing solutions as a result of the PUHCA repeal.

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 24
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

The House version of the Bill will have to be combined with the Senate measure for it to eventually be signed into law. The final version will be developed by the Senate Energy Committee and is expected to be completed and voted on in May or June. This bill appears to have bipartisan support to pass the Senate and could make its way to the President’s desk for approval, possibly as soon as August.

Quanta continues to see its utility customers improve their financial and operating position, which Quanta believes is resulting in an increase in spending on their infrastructure. Quanta’s electric and gas utility operations generated 12% organic revenue growth in 1Q05 and the group’s backlog was the highest in the Company’s history. Utilities’ improved health combined with a renewed focus on delivering power to the consumer and fear of further blackouts should continue to drive progress in 2005. An energy bill that addresses transmission congestion will only enhance this effort, should it occur.

The industry is starting to see new transmission projects planned for and approved. Earlier in 2005, the California ISO approved a major high-voltage power line that will boost the ability to import power from the Southwest to heavily populated areas of Southern California. The estimated cost of this project is $680 million and would provide an additional 1,200 megawatts of electricity by the year 2009.

While projects like this are a step in the right direction, California officials recently warned that much of Southern California could be at risk for rolling blackouts this year like those that occurred in 2000 and 2001, if this August and September are unusually hot. Similarly, demand in the Northeast continues to rise while actions to address congestion and immediate power requirements have been limited – despite the experience of the August 2003 Blackout.

Further, in an effort to ensure electric grid reliability, Midwest ISO, PJM Interconnection and the Tennessee Valley Authority signed a joint liability coordination agreement that will provide cooperation in the management and operation of the transmission grid over a major portion of the Eastern part of the nation. The agreement will enable the parties to share critical operating information, system models and extensive planning data to ensure that all entities have the best information possible in their day-to-day operation. The cooperation between these organizations could result in increased infrastructure spending as the utilities involved should be more likely to proceed with system upgrades that will benefit the entire system versus just benefiting one utility’s service area.

Quanta’s telecommunications operations continue to see pockets of activity spurred by a variety of factors, including various FTTx initiatives, merger and acquisition activity and a recovering economy. These developments, combined with demand for new technologies from consumers and businesses alike, should contribute to a continuing recovery for the telecommunications industry throughout 2005.

Quanta continued to see robust activity and progression of FTTx projects in 1Q05. Implementation plans on various projects continue to get underway throughout the nation for SBC and Verizon as well as other independent telecommunications companies. Quanta’s FTTP work for Verizon in the Northwestern U.S. is progressing well, with most activities centering on the installation of fiber into existing conduits. In the Southeastern U.S., Quanta is seeing increased FTTP activity as locating and permitting delays are being resolved. Quanta expects these projects to pick-up speed in the second and third quarter of 2005.

Quanta remains very conservative in accounting for Verizon work in its backlog. The Company only includes FTTP work that has been started in its backlog, rather than the total estimated value of the contract. The reason for this is because Verizon’s FTTP build-out is so massive that it can overwhelm the municipality’s ability to issue new permits, and many utilities do not have the resources to locate their

Quanta Services, Inc. NYSE: PWR	©2005 Quanta Services, Inc. All rights reserved.	Page 25
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

facilities at an accelerated pace. The combination of these two variables can cause project delays that could result in unreliable revenue estimates for a given quarter if Quanta included the total estimated contract value in its backlog.

SBC estimates that it will begin to deploy its FTTN initiative in 2Q05. Quanta remains in active discussions with SBC regarding pricing under current contracts and work force requirements. Though the timing is difficult to predict, Quanta believes it is well positioned to benefit from SBC’s FTTN deployment.

Quanta’s wireless operations continue to show signs of improvement after some project delays related to the Cingular/AT&T Wireless merger. Cingular has released a large amount of UMTS work to be performed, which includes the upgrade of approximately 42,000 cell sites across the U.S. The deployment schedule is aggressive and Quanta expects work to begin rolling out in the last quarter of 2005. Quanta recently secured and finalized a contract with Ericsson in the Northeast that will support Cingular’s efforts to begin its UMTS build-out throughout 2005. Under the agreement, Quanta will perform site acquisition, design construction and equipment installation of more than 800 sites across two states in the Northeast. As the amount of wireless activity has increased, Quanta’s wireless margins have improved, which it expects to continue through the balance of the year.

On the cable TV side, the most significant industry development is the proposed sale of substantially all of Adelphia’s assets to Time Warner and Comcast. Under the agreement Time Warner and Comcast will swap cable systems to enhance their respective geographic clusters and unwind Comcast’s investment in Time Warner Cable and Time Warner Entertainment in an efficient and mutually beneficial way. The agreement still must receive approval from the bankruptcy court and various agencies, but the transaction could close within the next twelve months. Quanta believes that this transaction could lead to increased spending on Adelphia’s current system.

Outlook

For 2Q05, Quanta expects revenues to range from $420 million to $440 million and diluted EPS will range between $0.02 to $0.04. This compares to a loss of $0.03 per share in 2Q04. Quanta expects operating margins of between 2% and 3% in 2Q05. Quanta expects continuing quarter-over-quarter improvements in earnings as the Company progresses through the balance of 2005. Quanta estimates its capital expenditures for full year 2005 to be approximately $40 million, its annual tax rate to be approximately 52%, and its diluted share count to be approximately 116 million.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reservedr.	Page 26
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta Services, Inc.
Historical Financial and Operating Data
(In Thousands, Except Per Share Data)

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004	1Q05

Revenue	$367,129	$408,302	$436,133	$431,289	$1,642,853	$354,997	$389,194	$463,077	$419,242	$1,626,510	$372,505
Cost of Services	329,372	354,784	381,125	377,677	1,442,958	328,273	342,853	404,652	369,341	1,445,119	336,413

Gross Profit	37,757	53,518	55,008	53,612	199,895	26,724	46,341	58,425	49,901	181,391	36,092

SG&A	39,403	58,368	39,193	41,255	178,219	43,542	40,589	44,265	43,141	171,537	42,462
Goodwill Impairment	—	—	—	6,452	6,452	—	—	—	—	—	—

Income (Loss) from Operations	(1,646)	(4,850)	15,815	5,905	15,224	(16,818)	5,752	14,160	6,760	9,854	(6,370)

Interest Expense	(7,964)	(8,138)	(8,080)	(7,640)	(31,822)	(6,366)	(6,228)	(6,379)	(6,094)	(25,067)	(6,018)
Loss on Early Extinguishment of Debt	—	—	—	(35,055)	(35,055)	—	—	—	—	—	—
Other, Net	649	(65)	489	(2,489)	(1,416)	473	249	823	1,023	2,568	1,684

Income (Loss) Before Income Tax Provision (Benefit)	(8,961)	(13,053)	8,224	(39,279)	(53,069)	(22,711)	(227)	8,604	1,689	(12,645)	(10,704)
Provision (Benefit) for Income Taxes	(4,118)	(3,218)	2,825	(13,569)	(18,080)	(11,017)	3,265	4,448	(147)	(3,451)	(5,576)

Net Income (Loss)	(4,843)	(9,835)	5,399	(25,710)	(34,989)	(11,694)	(3,492)	4,156	1,836	(9,194)	(5,128)
Preferred Stock Dividends, Net	(2,109)	—	—	—	(2,109)	—	—	—	—	—	—

Net Income (Loss) to Common Stock	($2,734)	($9,835)	$5,399	($25,710)	($32,880)	($11,694)	($3,492)	$4,156	$1,836	($9,194)	($5,128)

Earnings (Loss) Per Share:

Basic EPS	($0.03)	($0.08)	$0.05	($0.23)	($0.30)	($0.10)	($0.03)	$0.04	$0.02	($0.08)	($0.04)
Diluted EPS	($0.03)	($0.08)	$0.05	($0.23)	($0.30)	($0.10)	($0.03)	$0.04	$0.02	($0.08)	($0.04)

Basic Weighted Average Shares	104,073	115,799	116,567	113,450	110,906	113,918	114,425	114,683	114,731	114,441	115,229
Diluted Weighted Average Shares	104,073	115,799	116,645	113,450	110,906	113,918	114,425	115,385	115,752	114,441	115,229

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004	1Q05

Margin Analysis
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Services	89.7%	86.9%	87.4%	87.6%	87.8%	92.5%	88.1%	87.4%	88.1%	88.8%	90.3%

Gross Profit	10.3%	13.1%	12.6%	12.4%	12.2%	7.5%	11.9%	12.6%	11.9%	11.2%	9.7%
SG&A	10.7%	14.3%	9.0%	9.6%	10.9%	12.2%	10.4%	9.6%	10.3%	10.6%	11.4%
Income (Loss) from Operations	-0.4%	-1.2%	3.6%	1.4%	0.9%	-4.7%	1.5%	3.1%	1.6%	0.6%	-1.7%
Income (Loss) Before Income Tax Provision (Benefit)	-2.4%	-3.2%	1.9%	-9.1%	-3.2%	-6.4%	-0.1%	1.9%	0.4%	-0.8%	-2.9%
Net Income (Loss)	-1.3%	-2.4%	1.2%	-6.0%	-2.1%	-3.3%	-0.9%	0.9%	0.4%	-0.6%	-1.4%
Net Income (Loss) to Common Stockholders	-0.7%	-2.4%	1.2%	-6.0%	-2.0%	-3.3%	-0.9%	0.9%	0.4%	-0.6%	-1.4%

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004	1Q05

Selected Cash Flow Data
Net Cash Provided By Operating Activities	37,292	35,870	3,587	40,433	117,183	34,651	4,981	45,826	58,622	144,080	9,964
Capital Expenditures	4,853	7,624	11,459	12,007	35,943	11,591	7,901	10,495	8,984	38,971	12,220

Free Cash Flow	32,439	28,246	(7,872)	28,426	81,240	23,060	(2,920)	35,331	49,638	105,109	(2,256)

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004	1Q05

Selected Operating Data
Backlog	$980	$975	$983	$1,008	$1,008	$1,032	$1,042	$1,070	$1,070	$1,070	$1,163
Top 10 Customers as a Percentage of Revenue in Period	31%	29%	29%	33%	29%	31%	31%	29%	33%	30%	37%
Top 20 Customers as a Percentage of Revenue in Period	45%	42%	41%	44%	41%	43%	45%	41%	48%	45%	53%
Days Sales Outstanding	88	87	89	83	83	92	86	85	83	83	90

Revenue By Customer
Electric Power & Natural Gas Network Services	61%	61%	59%	56%	60%	62%	63%	68%	66%	65%	66%
Telecom Network Services & Cable TV & Broadband Network Services	21%	21%	24%	22%	22%	17%	18%	15%	17%	17%	15%
Ancillary Services	18%	18%	17%	22%	18%	21%	19%	17%	17%	18%	19%

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 26
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Peer Operation & Valuation Comparison

The specialty contracting industry is highly fragmented and very competitive. Quanta estimates that its annual addressable market is approximately $30 billion to $40 billion. Quanta believes that the top five specialty contractors (based on revenues) account for approximately 15% of this annual market opportunity. Quanta estimates that it commands the largest portion of this estimated 15% share, but that it is less than 5% of the total addressable market. The remaining 85% market share is held by smaller, private specialty contracting companies.

With its diversified service offering and customer base, and national presence, Quanta is unique. Below is a table of Quanta’s peers, indicating the various markets each specialty contractor serves. Also included is a peer valuation analysis of a broader peer group that includes several companies in the construction and engineering sector. While Quanta may not compete directly with some of these companies, they are included because they perform construction and engineering services and are often impacted by similar macro and/or other trends as Quanta. Of this peer group, InfraSource, Dycom Industries and MasTec are Quanta’s closest public peers. However, both Dycom and MasTec focus more on the telecommunications and cable television industries and InfraSource does not have as large a geographic presence as Quanta does.

Specialty Contracting Services Market

	Utility Infrastructure			Commercial & Industrial
	Electric &			Inside		Building
	Gas	Telecom	Cable TV	Electrical	Mechanical	Services
Quanta Services	X — 66%	X	X	X
InfraSource	X — 70%-80%	X
MasTec	X — 20%-25%	X	X
Dycom Industries		X	X
IES				X		X
EMCOR				X	X	X

Peer Valuation Comparison
Specialty Contractors/Construction & Engineering

			5/27/2005	EPS*		PE Multiple*
	Symbol	FYE	Price	2005E	2006E	2005E	2006E

Dycom Industries	DY	July	$19.87	$1.10	$1.37	18.1X	14.5X
MasTec	MTZ	Dec	$8.34	$0.12	$0.76	69.5X	11.0X
Chicago Bridge & Iron	CBI	Dec	$21.41	$0.94	$1.14	22.8X	18.8X
EMCOR	EME	Dec	$47.48	$2.28	$3.31	20.8X	14.3X
Fluor	FLR	Dec	$57.70	$2.54	$3.18	22.7X	18.1X
IES	IES	Sep	$1.52	($0.03)	$0.45	-50.7X	3.4X
InfraSource	IFS	Dec	$10.70	$0.47	$0.76	22.8X	14.1X
Jacobs Engineering	JEC	Sep	$52.69	$2.57	$2.99	20.5X	17.6X
Shaw Group	SGR	Aug	$19.25	$0.80	$1.23	24.1X	15.7X
Wireless Facilities	WFII	Dec	$5.19	$0.30	$0.41	17.3X	12.7X

Peer Group Average						18.8X	14.0X

Closest Peers
Dycom Industries	DY	July	$19.87	$1.10	$1.37	18.1X	14.5X
InfraSource	IFS	Dec	$10.70	$0.47	$0.76	22.8X	14.1X
MasTec	MTZ	Dec	$8.34	$0.12	$0.76	69.5X	11.0X

Average						36.8X	13.2X

Quanta Services	PWR	Dec	$9.05	$0.15	$0.37	60.3X	24.5X

*	EPS estimates & PE multiples using First Call data; using fiscal year end unless noted

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 28
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Executive Management Bios

John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as Quanta’s Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He is currently a director of the Missouri Valley Chapter of the National Electrical Contractors Association (NECA), a regent of the Electrical Contracting Foundation and, since May 1999, a director of U. S. Concrete, Inc.

James H. Haddox has served as Quanta’s Chief Financial Officer since November 1997 and served as Quanta’s Secretary from December 1997 until March 1999 and as Quanta’s Treasurer from December 1997 until September 1999. Mr. Haddox is a Certified Public Accountant.

John R. Wilson has been a member of the Board of Directors since 1998. He has served as Quanta’s President of the Electric Power and Gas Division since January 2003 and served as a Senior Vice President of Quanta from June 2001 until December 2002, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR, an electrical specialty contractor and now a subsidiary of Quanta, from 1997 until December 2002. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President from 1991 until 1997 .

Kenneth W. Trawick has served as Quanta’s President of the Telecommunications and Cable Television Division since June 2004 and served as President of Trawick Construction Company, Inc. (Trawick Construction), a telecommunications specialty contractor and now a subsidiary of Quanta, from April 2003 until May 2004, and as a Vice President of Quanta from June 2001 until March 2003. Mr. Trawick joined Trawick Construction in 1974 and served as Executive Vice President from January 2000 until May 2001.

James F. O’Neil III has served as Quanta’s Senior Vice President of Operations Integration and Audit since December 2002 and served as Quanta’s Vice President of Operations Integration from August 1999 until December 2002. From 1980 until 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, most recently as Director, Global Deepwater Development.

Benadetto G. Bosco has served as Quanta’s Senior Vice President of Business Development and Outsourcing since May 2004 and served as Quanta’s Senior Vice President of Outsourcing from April 2003 until April 2004 and as Quanta’s Vice President of Outsourcing from July 2002 until April 2003. From 1997 until joining Quanta, he served as Vice President of Network/National Sales for Exelon Infrastructure Services, Inc., a provider of transmission and distribution infrastructure services to electrical, gas, telecommunications and cable industries. Mr. Bosco holds an M.B.A. degree.

Derrick A. Jensen has served as Quanta’s Vice President and Controller since December 1997 and as Quanta’s Chief Accounting Officer since March 1999.

Dana A. Gordon has served as Quanta’s Vice President, General Counsel and Secretary since January 2001 and as its Chief Compliance Officer since August 2002. She served as Associate General Counsel from August 1999 until December 2000. Ms. Gordon holds a J.D. degree.

Darren B. Miller has served as Quanta’s Vice President of Information Technology and Administration

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 29
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

since October 2003. From 1996 until May 2003, Mr. Miller held various positions with Encompass Services Corporation, a provider of facilities systems and services to the construction, healthcare, commercial realty and technology industries, most recently as Senior Vice President and Chief Financial Officer. Encompass Services Corporation filed for Chapter 11 bankruptcy in November 2002.

Nicholas M. Grindstaff has served as Quanta’s Treasurer since October 1999 and served as Quanta’s Assistant Treasurer from March 1999 until September 1999. Mr. Grindstaff holds a Master of Science in Accounting degree.

In addition to these executives, Quanta is led by operating executives with an average of over 25 years of experience.

Board & Corporate Governance Matters

Quanta’s Board of Directors, as a representative of the stockholders, strives to ensure the achievement of business success and the enhancement of long-term stockholder value with the highest standards of integrity and ethics. The following discussion highlights certain characteristics of Quanta’s Board of Directors and other Corporate Governance matters. Additional information on this subject can be found in the Corporate Governance section of Quanta’s web site at www.QuantaServices.com.

Code of Ethics and Business Conduct & Conflicts of Interest:

The Board expects Quanta directors, as well as officers and employees, to act ethically at all times and to adhere to the policies contained within Quanta’s Code of Ethics and Business Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board or the chairman of the Governance and Nominating Committee. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board shall resolve any conflict of interest question involving the CEO or any other executive officer, and the CEO shall resolve any conflict of interest issue involving any other Quanta officer.

During the year ended December 31, 2004, the Board of Directors held six meetings. All directors attended at least 75% of the meetings of the Board and the committees of the Board, if any, on which they serve during the periods for which they have served as a director, except for Ben A. Guill, who attended 67% of such meetings. Quanta encourages, but does not require, the members of the Board to attend the annual meeting of stockholders. Last year, seven of Quanta’s directors attended the annual meeting of stockholders.

Board of Directors

Quanta’s Board of Directors consists of nine members, whose bios are as follows:

John R. Colson has been a member of the Board of Directors since 1998 and has served as Chairman of the Board of Directors since 2002. Mr. Colson has served as Quanta’s Chief Executive Officer since December 1997. He joined PAR Electrical Contractors, Inc. (PAR), an electrical specialty contractor and now a subsidiary of Quanta, in 1971 and served as its President from 1991 until December 1997. He is currently a director of the Missouri Valley Chapter of the National Electrical Contractors Association (NECA), a regent of the Electrical Contracting Foundation and, since May 1999, a director of U. S. Concrete, Inc.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 30
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

James R. Ball has been a member of the Board of Directors since 1998 and is a private investor with J. R. Ball Investments, a private investment firm. Mr. Ball serves as a director of ABS Group of Companies, Inc. and Kraton Polymers LLC. Mr. Ball holds a Master of Science in Management degree.

Vincent D. Foster has been a member of the Board of Directors since 1998. He has served as Senior Managing Director of Main Street Mezzanine Fund, L.P. (and its predecessor firms), a venture capital firm, since 1997. Mr. Foster is also a director of U. S. Concrete, Inc. and Carriage Services, Inc. Mr. Foster holds a J.D. degree and is a Certified Public Accountant.

Bernard Fried has been a member of the Board of Directors since March 2004. He has been an independent consultant to the financial and software services industries, including serving as an advisor to the board of Citadon, Inc., a software services provider, since November 2003. Mr. Fried served as Chief Executive Officer and President of Citadon, Inc. from 2001 until November 2003, Principal Vice President and Program Manager of Bechtel Business Services, a shared services operating unit of Bechtel Group, Inc., an international engineering and construction firm, from 2000 until 2001, and Chief Financial Officer and Managing Director of Bechtel Enterprises, Inc., a financing and development subsidiary of Bechtel Group, Inc., from 1997 until 2000. Mr. Fried holds a M.B.A. degree.

Louis C. Golm has been a member of the Board of Directors since July 2002 and from May 2001 until May 2002. He has been an independent consultant and senior advisor to the telecommunications and information management industries since 1999. Mr. Golm serves as a director of Kirusa Inc. Mr. Golm holds a Master of Science in Management degree and a M.B.A. degree.

Worthing F. Jackman has been a member of the Board of Directors since May 2005. He served as Executive Vice President – Chief Financial Officer of Waste Connections, Inc., an integrated solid waste services company, since September 2004 and served as its Vice President – Finance and Investor Relations from April 2003 until August 2004. From 1991 until April 2003, Mr. Jackman held various positions with Deutsche Bank Securities, Inc., an investment banking firm, most recently as a Managing Director, Global Industrial and Environmental Services Group. Mr. Jackman holds a M.B.A. degree.

Bruce Ranck has been a member of the Board of Directors since May 2005. He has served as Chief Executive Officer of Tartan Textile Services, Inc., a healthcare linen services provider, since August 2003. Mr. Ranck also has been a partner with Bayou City Partners, a venture capital firm, since 1999. From 1970 until 1999, he held various positions with Browning-Ferris Industries, Inc., a provider of waste management services, most recently as Chief Executive Officer and President. Mr. Ranck serves as a director of Dynamex Inc.

Gary A. Tucci has been a member of the Board of Directors since 1998. Mr. Tucci joined Potelco, Inc., a gas, telecommunications and power infrastructure services provider and now a subsidiary of Quanta, in 1975 and has served as Chief Executive Officer since November 2002 and served as President from 1988 until November 2002. He is a member of the Joint NECA/International Brotherhood of Electrical Workers Apprenticeship and Training Committee as well as the National Labor Relations Board.

John R. Wilson has been a member of the Board of Directors since 1998. He has served as Quanta’s President of the Electric Power and Gas Division since January 2003 and served as a Senior Vice President of Quanta from June 2001 until December 2002, as a Regional Vice President of Quanta from April 1999 until June 2001, and as President of PAR, an electrical specialty contractor and now a subsidiary of Quanta, from 1997 until December 2002. Mr. Wilson joined PAR in 1977 and served as an Executive Vice President from 1991 until 1997 .

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 31
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Director Compensation

The Governance and Nominating Committee has the responsibility of recommending non-employee directors’ compensation and benefits to the Board. The committee is guided by certain director compensation principles set forth in Quanta’s Corporate Governance Guidelines. Directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors. Each non-employee director receives a fee for attendance at each meeting of the Board of Directors or any committee according to the following schedule:

•	$2,000 for attendance at a board meeting in person; $1,000 for attendance at a board meeting by telephone; $1,000 for attendance at a committee meeting in person; $500 for attendance at a committee meeting by telephone; and $500 additional compensation for attendance at a committee meeting by the committee chairman.

Upon initial appointment to the Board of Directors other than at an annual meeting of stockholders, for the period from the appointment through the end of the director service year during which the appointment is made, each such initially appointed non-employee director receives a pro rata portion of both (i) an annual cash retainer payment of $30,000 and (ii) an annual award of shares of restricted common stock having a value of $60,000. Upon initial election to the Board of Directors at an annual meeting of stockholders, each such initially elected non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted common stock having a value of $120,000. At every annual meeting of stockholders at which a non-employee director is re-elected or remains a director, each such re-elected or remaining non-employee director receives an annual cash retainer payment of $30,000 and an annual award of shares of restricted common stock having a value of $60,000. In addition, at every annual meeting of the Board of Directors beginning with the 2005 annual meeting, the chairman of the Audit Committee receives an annual cash retainer payment of $5,000 and the chairman of the Compensation Committee and of the Governance and Nominating Committee receive an annual cash retainer payment of $3,000. Unless the director’s service is interrupted, shares of restricted common stock awarded to non-employee directors vest over three years in three equal annual installments. Any unvested shares of restricted common stock will vest in full if the non-employee director is not nominated for or elected to a new term or resigns at Quanta’s convenience. If the non-employee director voluntarily resigns or is asked to resign, or is removed for cause prior to vesting, all unvested shares of restricted common stock will be forfeited. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta.

Board Committees

Quanta’s Board has established the following standing committees to assist the Board in discharging its responsibilities: (i) Audit Committee; (ii) Compensation Committee; and (iii) Governance and Nominating Committee. Each of these committees is governed by a written charter approved by the full Board, upon the recommendation of the Governance and Nominating Committee. These committee charters are posted to the Quanta Services website. The Board also has established the following standing committees to monitor the strategic direction of Quanta’s acquisition program and approve acquisitions within certain parameters: (i) Acquisitions Committee and (ii) Small Acquisitions Committee. The Board shall convene other standing or special committees as it deems appropriate.

Audit Committee

Chaired by James Ball, the Audit Committee is the principal agent of the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 32
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

the Company’s internal audit function and independent auditors.

Compensation Committee

Chaired by Louis Golm, the Compensation Committee has overall responsibility to design, approve and evaluate the executive compensation plans, policies and programs of the Company, discharge the Board’s responsibilities relating to compensation of the Company’s executives and produce an annual report on executive compensation that is included in the Company’s proxy statement, in accordance with applicable rules and regulations.

Governance & Nominating Committee

Chaired by Louis Golm, the Governance and Nominating Committee has overall responsibility to identify qualified individuals to become members of the Board and the committees thereof, to recommend that the Board select the director nominees for the next annual meeting of stockholders and to fill any vacancy, to make recommendations for nominations to the Board regarding executive officers and to develop and recommend to the Board corporate governance principles applicable to the Board and the Company.

			Governance &		Small
	Audit	Compensation	Nominating	Acquisition	Acquisition
	Committee	Committee	Committee	Committee	Committee
James R. Ball	Chair	X
John R. Colson, Chairman of the Board				X	X
Vincent D. Foster				X	X
Bernard Fried	X		X
Louis C. Golm		Chair	Chair
Worthing F. Jackman	X
Bruce Ranck		X	X
Gary A. Tucci				X
John R. Wilson

*	information is current as of 5/26/05

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 33
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta Services, Inc. & Subsidiaries

Consolidated Statement of Operations
(In Thousands, Except Per Share Information)

	(Unaudited)
	Three Months Ended
	March 31,
	2004	2005
Revenues	$354,997	$372,505
Cost of Services (Including Depreciation)	328,273	336,413

Gross Profit	26,724	36,092

Selling, General & Admin. Expenses	43,542	42,462

Loss from Operations	(16,818)	(6,370)

Interest Expense	(6,366)	(6,018)
Other Expense, Net	473	1,684

Loss Before Income Tax Benefit	(22,711)	(10,704)
Benefit for Income Taxes	(11,017)	(5,576)

Net Loss	($11,694)	($5,128)

Loss Per Share:

Basic EPS Before Cum. Effect of Change in Accounting Principle	($0.10)	($0.04)
Diluted EPS Before Cum. Effect of Change in Accounting Principle	($0.10)	($0.04)

Basic Weighted Average Shares Outstanding	113,918	115,229
Diluted Weighted Average Shares Outstanding	113,918	115,229

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 34
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta Services, Inc. & Subsidiaries

Consolidated Balance Sheets
(In Thousands)

	December 31,	March 31,
	2004	2005
Assets:

Current Assets:
Cash & Cash Equivalents	$265,560	$254,002
Accounts Receivable, Net	348,828	330,980
Costs & Estimated Earnings in Excess of Billings on Uncompleted Contracts	42,092	50,955
Inventories	18,849	22,992
Prepaid Expenses & Other Current Assets	24,707	27,938

Total Current Assets	700,036	686,867

Property & Equipment, Net	314,983	312,352
Accounts & Notes Receivable, Net	19,920	20,431
Other Assets, Net	36,438	36,528
Goodwill & Other Intangibles, Net	388,620	388,554

Total Assets	$1,459,997	$1,444,732

Liabilities & Stockholders’ Equity

Current Liabilities:
Current Maturities of Long-Term Debt	$6,236	$5,363
Accounts Payable & Accrued Expenses	203,656	206,474
Billings in Excess of Costs & Estimated Earnings on Uncompleted Contracts	11,166	11,222

Total Current Liabilities	221,058	223,059

Long-Term Debt, Net	21,863	11,336
Convertible Subordinated Notes	442,500	442,500
Deferred Income Taxes & Other Non-Current Liabilities	111,329	107,845

Total Liabilities	796,750	784,740

Commitments & Contingencies:
Stockholders’ Equity:
Additional Paid-In Capital	1,083,796	1,091,748
Deferred Compensation	(7,217)	(10,606)
Retained Deficit	(398,679)	(403,807)
Treasury Stock	(14,653)	(17,343)

Total Stockholders’ Equity	663,247	659,992

Total Liabilities & Stockholders’ Equity	$1,459,997	$1,444,732

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 35
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Quanta Services, Inc. & Subsidiaries

Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2005
Cash Flows from Operating Activities:
Net Loss Attributable to Common Stock	($11,694)	($5,128)
Adjustments to Reconcile Net Loss Attributable to Common Stock to Net Cash Provided by (Used In) Operating Activities:
Depreciation & Amortization	14,976	14,215
Loss on Sale of Property & Equipment	172	166
Provision for Doubtful Accounts	83	421
Deferred Income Tax Provision Benefit	(12,914)	(8,013)
Amortization of Deferred Compensation	900	1,238
Changes in Operating Assets & Liabilities, Net:
(Increase) Decrease in -
Accounts Receivable	39,918	16,916
Costs & Estimated Earnings in Excess of Billings on Uncompleted Contracts	(4,464)	(8,863)
Inventories	(2,233)	(4,143)
Prepaid Expenses & Other Current Assets	1,742	(1,411)
Increase (Decrease) in -
Accounts Payable, Accrued Expenses & Other Non-Current Liabilities	9,457	4,626
Billings in Excess of Costs & Estimated Earnings on Uncompleted Contracts	(880)	56
Other, Net	(412)	(116)

Net Cash Provided by Operating Activities	34,651	9,964

Cash Flows from Investing Activities:
Proceeds from the Sale of Property & Equipment	559	562
Additions of Property & Equipment	(11,591)	(12,220)
Cash (Restricted) Released for Self-Insurance Programs	3,248	—

Net Cash Used in Investing Activities	(7,784)	(11,658)

Cash Flows from Financing Activities:
Net Payments Under Bank Lines of Credit	(10,700)	(10,300)
Proceeds from Long-Term Debt	130	127
Payments on Long-Term Debt	(1,941)	(1,227)
Debt Issuance & Ammendment Costs	—	(41)
Issuances of Stock, Net	1,650	1,530
Exercise of Stock Options	48	47

Net Cash Used In Financing Activities	(10,813)	(9,864)

Net Increase (Decrease) in Cash & Cash Equivalents	16,054	(11,558)
Cash & Cash Equivalents, Beginning of Period	179,626	265,560

Cash & Cash Equivalents, End of Period	$195,680	$254,002

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 36
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.

Company Profile	June 2005

Forward-Looking Statements and Risk Factors

Quanta Services’ business is subject to a variety of risks, including the risks and uncertainties summarized below and more fully in Quanta Services’ Form 10-K for the year ended December 31, 2004 under Item 1. “Business— Risk Factors” and Quanta Services’ other public filings with the Securities and Exchange Commission. These risks and uncertainties are not the only ones facing Quanta Services. Additional risks and uncertainties not known to Quanta Services or not summarized below may also impair its business operations. If any of the following risks actually occur, Quanta Services’ business, financial condition and results of operations could be harmed and it may not be able to achieve its goals.

This Company Profile also includes statements reflecting assumptions, expectations, projections, intentions, or beliefs about future events that are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “may,” “will,” “should,” “could,” “expect,” “believe” and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

•	Projected operating or financial results;

•	Expectations regarding capital expenditures;

•	The effects of competition in Quanta Services’ markets;

•	The current and expected economic conditions in the industries Quanta serves;

•	Quanta Services’ ability to achieve cost savings; and

•	The effects of any acquisitions and divestitures Quanta may make.

Any or all of Quanta Services’ forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions and by known or unknown risks and uncertainties, including the following:

•	Quarterly variations in Quanta Service’s operating results due to seasonality and adverse weather conditions;

•	Adverse changes in economic conditions in the markets served by Quanta Services or by its customers;

•	Quanta Service’s ability to effectively compete for market share;

•	Beliefs and assumptions about the collectibility of receivables;

•	The inability of Quanta’s customers to pay for services following bankruptcy or other financial difficulty;

•	The financial distress of Quanta’s casualty insurance carrier that may require payment for losses that would otherwise be insured;

•	Liabilities for claims that are not self-insured or for claims that Quanta Service’s casualty insurance carrier fails to pay;

•	Potential liabilities relating to occupational health and safety matters;

•	Estimates relating to Quanta’s use of percentage-of-completion accounting;

•	Quanta’s dependence on fixed price contracts;

•	Rapid technological and structural changes that could reduce the demand for the services Quanta provides;

•	Quanta Service’s ability to obtain performance bonds;

•	Cancellation provisions within Quanta’s contracts and the risk that contracts expire and are not renewed;

•	Replacement of Quanta Service’s contracts as they are completed or expire;

•	Quanta Service’s ability to effectively integrate the operations of its companies;

•	Retention of key personnel and qualified employees;

•	The impact of Quanta Service’s unionized workforce on its operations and on its ability to complete future acquisitions;

•	Quanta’s growth outpacing its infrastructure;

•	Potential exposure to environmental liabilities;

•	Requirements relating to governmental regulation;

•	Quanta’s ability to meet the requirements of the Sarbanes-Oxley Act of 2002;

•	The cost of borrowing, availability of credit, debt covenant compliance and other factors affecting Quanta’s financing activities;

•	Quanta Service’s ability to generate internal growth; and

•	The adverse impact of goodwill impairments.

Many of these factors will be important in determining Quanta Services’ actual future results. Consequently, no forward-looking statement can be guaranteed. Quanta Services’ actual future results may vary materially from those expressed or implied in any forward-looking statements.

All of Quanta Services’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, Quanta Services disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Company Profile.

Quanta Services, Inc.	©2005 Quanta Services, Inc. All rights reserved.	Page 37
NYSE: PWR
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described on page 37 of this Company
Profile. Readers should carefully review the cautionary statement described in this and other documents filed from time to time with the SEC, including on Form 10-K.